Exhibit 1.1

Kosmos Energy Ltd.
Clarendon House
2 Church Street
Hamilton HM11
Bermuda

The Guarantors
FAO: Andrew Johnson
P.O. Box 32322
4th Floor, Century Yard, Cricket Square
Elgin Avenue, George Town
Grand Cayman
KYI-1209
Cayman Islands

c/o FAO: Jason Doughty
Kosmos Energy LLC
8176 Park Lane
Suite 500
Dallas
Texas 75231
USA

8 June 2015

Dear Sirs,

US$300 million Revolving Credit Facility Agreement dated 23 November 2012 as amended and restated on 14 March 2014 between Kosmos Energy Ltd. as Original Borrower, certain Guarantors, banks and financial institutions named therein and Standard Chartered Bank as the Facility Agent (the “Agreement”)

1.                                      Amendments and Waiver

(A)                               This letter is supplemental to and amends the Agreement.

(B)                               Pursuant to Clause 37 (Amendments and waivers), ail of the Lenders have consented to the amendments to the Agreement provided for in this letter and waive their right to receive an Additional Commitment Notice under and in accordance with Clause 3.2 (Additional Commitment). Accordingly, we are authorised as Facility Agent to execute this letter on behalf of the Finance Parties and the Additional Lenders and to bind all Finance Parties and the Additional Lenders accordingly.

2.                                      Interpretation

(A)                               Capitalised terms defined in the Agreement have the same meaning when used in this letter unless otherwise defined in this letter.

(B)                               In this letter:

“Accepting Lender” means each Lender listed in Part 1 of Schedule 1 who is accepting a transfer of a participation in the Loan and a Commitment from a Transferring Lender on the Effective Date in the amounts stated in Part 1 of Schedule 1.

“Additional Lender” means each Lender listed in Part 4 of Schedule 1.

“Amended Agreement” means the Agreement as amended by this letter.

“Effective Date” has the meaning as set out in paragraph 3(6) of this letter.

“Guarantee Obligations” means the guarantee and indemnity obligations of a Guarantor contained in the Deed of Guarantee.

“Relevant Representations” means the Repeating Representations and the representations set out in Clause 18.6 (Stamp and registration duties) and Clause 18.7 (No Default).

“Transferring Lender” means each Lender listed in Part 2 of Schedule 1 who is transferring its participation in the Loan and its Commitment to an Accepting Lender on the Effective Date in the amounts stated in Part 2 of Schedule 1.

“Transferred Participations” means the participations in the Loan and a Commitment to be transferred on the Effective Date by the Transferring Lenders to the Accepting Lenders such that each Transferring Lender’s and each Accepting Lender’s participation in the Loan and each Transferring Lender’s and each Accepting Lender’s Commitment will be as set out in the relevant columns opposite that Lenders name in Part 3 of the Schedule 1.

(C)                               A reference in this letter to a Clause shall be a reference to a clause of the Agreement.

(D)                               The provisions of Clause 1 (Definitions and Interpretation), Clause 32 (Notices), Clause 35 (Partial Invalidity) and Clause 36 (Remedies and Waivers) apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

3.                                      Transferred Participations and Amendments

(A)                               Subject to subparagraph (B) below, the Agreement will be amended from the Effective Date in accordance with this letter.

(B)                               The Agreement will not be amended by this letter until such time as:

(i)            the Facility Agent has received a copy of this letter countersigned by each Obligor;

(ii)           the Facility Agent has received all of the documents and other evidence listed in Schedule 2 in form and substance satisfactory to the Facility Agent, acting reasonably;

(iii)          each Transferring Lender, each Accepting Lender and the Facility Agent have executed a Transfer Certificate in accordance with the procedure in Clause 22.5 (Procedure for transfer) giving effect to the transfer of the Transferred Participations from that Transferring Lender to the relevant Accepting Lender; and

(iv)          each Additional Lender, the Original Borrower and the Facility Agent have executed a Lender Accession Notice in accordance with the procedure in Clause 3.2 (Additional Commitments).

The Facility Agent will promptly notify the Company and each Lender and Additional Lender when each of these conditions has been fulfilled (the date of such notice being the “Effective Date”).

(C)                               The Company consents to the transfer of the Transferred Participations from the Transferring Lenders to the Accepting Lenders.

(D)                               The transfer fee payable under Clause 22.3 to the Facility Agent will not be payable in respect of the transfer of the Transferred Participations and the Facility Agent irrevocably waives the right to receive such payment in respect of the Transferred Participations.

(E)                                For the avoidance of doubt, the Commitment of each Lender as at the Effective Date is set out in Part 5 of Schedule 1. Schedule 2 of the Agreement shall be deleted and replaced by Part 5 of Schedule 1.

(F)                                 On and with effect from the Effective Date:

(i)                                     Immediately following the word ‘Paris’ in the definition of “Business Day” in Clause 1.1 (Definitions and Interpretation) shall be inserted the word ‘Mauritius’.

(ii)                                  all references in the Agreement to “USD300 million” will be changed to “USD400”

(iii)                               in the definition of “Total Commitments” in Clause 1.1 (Definitions and Interpretation) the reference to “USD260 million” shall be changed to “USD400 million”.

(iv)                              Clause 20.24 (Additional Commitments) shall be deleted.

(v)                                 Clause 3.2(A)(ii) shall be deleted.

(vi)                              the definition of “Termination Date” in Clause 1.1 (Definitions and Interpretation) shall be deleted and replaced, as follows:

“Termination Date” means 23 November 2018 or, if not a Business Day, the immediately preceding Business Day.

(vii)                           in Clause 12.1(A) the reference to “40 per cent” shall be changed to “30 per cent”.

(viii)                        a new Clause 20.24 (Trust Indenture) will be included which states as follows:

(A) Pursuant to clause 20.9 above, KEL undertakes that it will not incur, and will procure that no member of the Group incurs, Financial Indebtedness which would not be permitted pursuant to the requirements of Section 4.09 (Limitation of Debt) of the Trust Indenture. This Clause 20.24 shall apply only for so long as Section 4.09 of the Trust Indenture is in effect.

(B) KEL shall supply to the Facility Agent (in sufficient copies as notified by the Facility Agent) a conformed copy of the Trust Indenture within -10 Business Days following any amendment, restatement or waiver thereof.

(ix)                              a new definition of “Trust Indenture” in Clause 1.1 (Definitions and Interpretation) shall be included which states as follows:

“Trust Indenture” means the Senior Secured Notes Indenture dated 1 August 2014, as amended or restated from time to time between, amongst others, KEL as issuer, KEO, KEI, KED, KEG and KEFI as guarantors and Wilmington Trust, National Association as trustee, paying agent, registrar and transfer agent and Banque Internationale a Luxembourg S.A. as Luxembourg listing agent, Luxembourg paying agent and Luxembourg transfer agent.

(x)                                 limb (E) of the definition of “EBITDAV” in Clause 1.1 (Definitions and Interpretation) shall be deleted and replaced, as follows:

(E) adding back any amount attributable to unrealised losses and deducting any amount attributable to unrealised gains on the value of any Derivative Transaction. For the avoidance of doubt, any realised losses will be deducted while any realised gains will be added back.

4.                                      Representations

Each Obligor confirms that, on the date of this letter and on the Effective Date, the Relevant Representations:

(A)                               are true in all material respects (or, in the case of a Relevant Representation that contains a materiality concept, true in all respects); and

(B)                               would also be true in all material respects (or, in the case of a Relevant Representation that contains a materiality concept, true in all respects) if references to the Agreement were construed as references to the Agreement as amended by this letter.

Each Relevant Representation is made by reference to the circumstances existing at the time the Relevant Representation is made.

5.                                      Confirmation of Guarantee Obligations and Security

5.1                               For the avoidance of doubt, each Guarantor confirms for the benefit of the Finance Parties and the Additional Lenders that all Guarantee Obligations owed by it under the Deed of Guarantee shall (a) remain in full force and effect notwithstanding the amendments referred to in paragraph 3 (Transferred Participations and Amendments) and (b) extend to any new obligations assumed by any Obligor under the Finance Documents as a result of this letter (including, but not limited to, under the Amended Agreement).

5.2                               For the avoidance of doubt, the Company confirms for the benefit of the Finance Parties and the Additional Lenders that, the Security interests created by it pursuant to the Charge over Shares in KEH shall (a) remain in full force and effect notwithstanding the amendments referred to in paragraph 3 (Transferred Participations and Amendments) and (b) continue to secure its Secured Liabilities under the Finance Documents as amended (including, but not limited to, under the Amended Agreement).

5.3                               Each of the Charge over Shares in KEH and the Deed of Guarantee will be read and construed as one document with this letter.

6.                                      Further assurance

Each Obligor shall, at the request of the Facility Agent and at such Obligor’s own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this letter.

7.                                      Fees and expenses

(A)                               The Company must pay to the Facility Agent (for the account of the Lenders and Additional Lenders pro rata to each Lender’s and Additional Lender’s Commitment, as at the Effective Date), within three Business Days of the Effective Date, an amendment fee equal to 2.00% (USD 8,000,000) of the Total Commitments, as at the Effective Date. The Company shall, within fifteen Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with this letter.

(B)                               The Company shall pay the fee referred to in paragraph (A) above into the following account:

To:	Standard Chartered Bank, New York (SWIFT SCBLUS33)

For the account of:	Standard Chartered Bank, London (SWIFT SCBLGB2L)

Account number:	3582 – 088442 – 001

Reference:	Kosmos RCF – Amendment fee

8.                                      Miscellaneous

(A)                               This letter is designated a Finance Document by the Facility Agent and the Company.

(B)                               From the Effective Date, the Agreement and this letter will be read and construed as one document.

(C)                               Except as otherwise provided for in this letter, the Finance Documents remain in full force and effect and no waiver of any provision of any Finance Document is given by the terms of this letter. The Finance Parties and the Additional Lenders expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

(D)                               This letter may be signed in any number of counterparts and this has the same effect as if the signatures on the contracts were on a single copy of this letter.

9.                                      Governing law

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.                               Jurisdiction

(A)                               The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter (including a dispute regarding the existence, validity or termination of this letter or any non-contractual obligations arising out of or in connection with it) (a “Dispute”).

(B)                               The parties hereto agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

Yours faithfully,

/s/ Paul Thompson

Standard Chartered Bank as Facility Agent on behalf of the Finance Parties and the Additional Lenders

Paul Thompson
Director, Agency UK Europe
Standard Chartered Bank

We agree to the terms of this letter

The Company

Signed by	Neal Shah	/s/ Neal Shah
for and on behalf of KOSMOS ENERGY LTD		Authorized signatory

The Guarantors

Signed by	Neal Shah	/s/ Neal Shah
for and on behalf of KOSMOS ENERGY OPERATING		Authorized signatory

Signed by	Neal Shah	/s/ Neal Shah
for and on behalf of KOSMOS ENERGY INTERNATIONAL		Authorized signatory

Signed by	Neal Shah	/s/ Neal Shah
for and on behalf of KOSMOS ENERGY DEVELOPMENT		Authorized signatory

Signed by	Neal Shah	/s/ Neal Shah
for and on behalf of KOSMOS ENERGY GHANA HC		Authorized signatory

Signed by	Neal Shah	/s/ Neal Shah
for and on behalf of KOSMOS ENERGY FINANCE INTERNATIONAL		Authorized signatory

Signed by	Neal Shah	/s/ Neal Shah
for and on behalf of KOSMOS ENERGY HOLDINGS		Authorized signatory

Schedule 1

Part 1

Accepting Lender	Commitments	Loan Participation
Credit Agricole Corporate and Investment Bank	32,500,000	0

Part 2

Transferring Lender	Commitments	Loan Participation
FBN Bank (UK) Limited	32,500,000	0

Part 3

Accepting / Transferring	Commitments	Loan Participation
Credit Agricole Corporate and Investment Bank	32,500,000	0
FBN Bank (UK) Limited	0	0

Part 4

Additional Lenders	Additional Commitment (as at the Effective Date)
BNP Paribas	6,000,000
Societe Generale, London Branch	10,000,000
Credit Suisse AG, London Branch	6,500,000
Absa Bank Limited (acting through its Corporate and Investment Banking division)	22,500,000
Barclays Bank Mauritius Limited	22,500,000
Credit Agricole Corporate and Investment Bank	7,500,000
ING Bank N.V.	25,000,000

Part 5

Lenders (as at the Effective Date)	Commitment (as at the Effective Date)
BNP Paribas	56,000,000
HSBC Bank Plc	50,000,000
Standard Chartered Bank	50,000,000
The Standard Bank of South Africa Limited	37,500,000
Bank of America Merrill Lynch International Limited	35,000,000
FBN Bank (UK) Limited	0
Societe Generale, London Branch	35,000,000
Credit Suisse AG, London Branch	26,500,000
Absa Bank Limited (acting through its Corporate and Investment Banking division)	22,500,000
Barclays Bank Mauritius Limited	22,500,000
Credit Agricola Corporate and Investment Bank	40,000,000
ING Bank N.V.	25,000,000
Total	400,000,000

Schedule 2

Conditions Precedent

1.                                      The Company

(A)                               A copy of the constitutional documents of each Obligor (or confirmation that those previously delivered to the Facility Agent pursuant to Schedule 2 (Conditions Precedent) of the Agreement have not been amended and remain in full force and effect).

(B)                               A copy of a resolution of the board of directors (or a committee of the board of directors together with any resolution appointing that committee) of each Obligor:

(i)            approving the terms of, and the transactions contemplated by, this letter and resolving that it execute this letter;

(ii)           authorising a specified person or persons to execute this letter; and

(iii)          authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this letter.

(C)                               A specimen of the signature of each person authorised by the resolution referred to in paragraph (B) above.

(D)                               A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments (as such term is defined in the Amended Agreement) would not cause any borrowing limit binding on any Obligor to be exceeded.

(E)                                A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this letter.

2.                                      Legal Opinions

(A)                               Receipt by the Facility Agent of legal opinions from Maples and Calder, Conyers Dill & Pearman Limited, Clifford Chance LLP and Walkers substantially in the form agreed prior to the Effective Date.